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                                                                    Exhibit 99.1

PacificNet Common Stock To Trade on the NASDAQ National Market
Wednesday October 5, 10:01 am ET


HONG KONG--(BUSINESS WIRE)--Oct. 5, 2005--PacificNet Inc. (Nasdaq:PACT - News), a leading provider of customer relationship management (CRM), call center, interactive voice response (IVR) and value-added services (VAS) in China, announced today that its common stock will begin trading on the NASDAQ National Market on Thursday, October 6, 2005. PacificNet has been trading on the NASDAQ Small Cap Market under the symbol "PACT" and will retain this symbol.

"We are very excited to be listed on the NASDAQ National Market", said PacificNet President, Victor Tong. "Our move from the Small Cap to the National Market is a testament to our continued positive growth. This move is significant for both the company and its shareholders as we continue to move forward giving us increased liquidity and visibility. We believe the National Market listing will increase our access to institutional investors which will broaden our shareholder base and ultimately benefit our investors."

About PacificNet

PacificNet Inc. (www.PacificNet.com), through its subsidiaries, invests in and operates companies that provide outsourcing and Value-Added Services (VAS) in China, such as call centers, telemarketing, CRM, Business Process Outsourcing
(BPO), interactive voice response (IVR), mobile applications, and communications product distribution services. PacificNet's clients include the leading telecos, banks, insurance, marketing, and business services companies, and telecom consumers, in China. PacificNet's corporate clients include China Telecom, China Mobile, Unicom, PCCW, Hutchison Telecom, Bell24, SONY, TCL, Huawei, American Express, Citibank, Bank of China, and Hong Kong Government. PacificNet employs over 1,500 staff in its various subsidiaries throughout China with offices in Hong Kong, Beijing, Shenzhen, Guangzhou, and branch offices in 26 provinces in China, and is headquartered in Minneapolis USA and Hong Kong.


Contact:
     PacificNet Inc.
     Jacob Lakhany, 605-229-6678
     ir@pacificnet.com
     or
     CEOcast, Inc. for PacificNet
     Ed Lewis, 212-732-4300